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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the registration statement on Form S-3 of Tele-Communications, Inc. and TCI Communications, Inc. of our reports dated 21 March, 1995, relating to the consolidated balance sheet of TeleWest Communications plc and subsidiaries as of 31 December 1994 and 1993, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended 31 December 1994 which report appears in the 31 December 1994 Annual Report on Form 10-K Tele-Communications, Inc., as amended, and to the reference to our firm under the heading "Experts" in the registration statement.

                                          KPMG

London, England
September 29, 1995